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CUSIP No. 743674-10-3                13G                Page 1 of 9 pages


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                     (Amendment No.       18      )*
                                   ----------------


                          PROTECTIVE LIFE CORPORATION
                          ---------------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                  743674-10-3
                                  -----------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 743674-10-3                13G                Page 2 of 9 pages


1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                AmSouth Bancorporation
                No. 63-0591257

--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a)  [_]
                              (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------

                    5  SOLE VOTING POWER

                                   -0-
NUMBER OF           -----------------------------------------------------------
SHARES              6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                           3,132,377
EACH                ------------------------------------------------------------
REPORTING           7  SOLE DISPOSITIVE POWER
PERSON
WITH                               -0-
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                                   2,615,825
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   3,782,781

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   12.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     HC
--------------------------------------------------------------------------------
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CUSIP No. 743674-10-3                13G                Page 3 of 9 pages



1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                AmSouth Bank of Alabama
                No. 63-0073530
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                   (a)  [_]
                                   (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Alabama

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

                                   -0-
NUMBER OF              ---------------------------------------------------------
SHARES                 6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                           3,132,377
EACH                   ---------------------------------------------------------
REPORTING              7  SOLE DISPOSITIVE POWER
PERSON
WITH                               -0-

                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                                   2,615,825
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   3,782,781

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   12.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     BK

--------------------------------------------------------------------------------
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CUSIP No. 743674-10-3                13G                Page 4 of 9 pages


                               AMENDMENT NO. 18
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                            AMSOUTH BANK OF ALABAMA

             Report for the Calendar Year Ended December 31, 1996

   Item 1(a)  Name of Issuer:
   ---------

              Protective Life Corporation

   Item 1(b)  Address of Issuer's Principal Executive Offices:
   ---------

              2801 Highway 280 South
              Birmingham, Alabama 35223

   Item 2(a)  Name of Persons Filing:
   ---------

              AmSouth Bancorporation
              AmSouth Bank of Alabama

   Item 2(b)  Address of Principal Business Office:
   ---------

              AmSouth Bancorporation
                 1400 AmSouth/Sonat Tower
                 Birmingham, Alabama  35203

              AmSouth Bank of Alabama
                 AmSouth/Sonat Tower
                 Birmingham, Alabama  35203

   Item 2(c)  Citizenship:
   ---------

              AmSouth Bancorporation is a Delaware corporation. AmSouth Bank of Alabama is a bank organized under the laws of the State of Alabama.

   Item 2(d)  Title of Class of Securities:
   ---------

              Common stock

   Item 2(e)  CUSIP Number:  743674-10-3
   --------

   Item 3     If this Statement is filed pursuant to Rules 13d-1(b) or
   ------     13d-2(b), check whether the person filing is a:

              (a)  [_]    Broker or Dealer registered under Section 15 of the
                          Act

              (b)  [X]    Bank as defined in Section 3(a)(6) of the Act

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CUSIP No. 743674-10-3                13G                Page 5 of 9 pages


              (c)  [_]    Insurance Company as defined in Section 3(a)(19) of
                          the Act

              (d)  [_]    Investment Company registered under Section 8 of the
                          Investment Company Act

              (e)  [_]    Investment Adviser registered under Section 203 of
                          the Investment Advisers Act of 1940

              (f)  [_]    Employee Benefit Plan, Pension Fund which is subject
                          to the provisions of the Employee Retirement
                          Income Security Act of 1974 or Endowment Fund; see
                          Section 240.13d-1(b)(1)(ii)(F)

              (g)  [X]    Parent Holding Company, in accordance with Section
                          240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)

              (h)  [_]    Group, in accordance with Section 240.13d-
                          1(b)(1)(ii)(H)

   Item 4     Ownership
   ------

              (a)  Amount Beneficially Owned:

                        3,782,781

              (b)  Percent of Class:

                        12.3%

              (c)  Number of shares as to which such persons have:

                   (i)   sole power to vote or to direct the vote:

                                  -0-

                   (ii)  shared power to vote or direct the vote:

                                  3,132,377

                   (iii) sole power to dispose of or to direct the disposition of:

                                  -0-

                   (iv) shared power to dispose of or to direct the disposition of:

                                  2,615,825

              Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank of Alabama is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.
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CUSIP No. 743674-10-3                13G                Page 6 of 9 pages


   Item 5     Ownership of Five Percent or Less of a Class
   ------

              Not applicable

   Item 6     Ownership of More than Five Percent on Behalf of Another Person
   ------

              All of the shares covered by this Statement are held by trusts and estates of which AmSouth Bancorporation's subsidiary, AmSouth Bank of Alabama, is a fiduciary. No single one of these trusts and estates holds as much as five percent of the class. Generally, under the terms of the instrument establishing each such trust or estate, dividends on and proceeds from the sale of securities held by the trust or estate are paid to it, with distribution of any such amounts to beneficiaries thereof being made from the trust or estate pursuant to the terms of the governing instrument.

   Item 7     Identification and Classification of the Subsidiary Which
   ------     Acquired the Security Being Reported on by the Parent Holding
              Company

              See Exhibit 1.

   Item 8     Identification and Classification of Members of the Group
   ------

              Not applicable.

   Item 9     Notice of Dissolution of Group
   ------

              Not applicable.

   Item 10    Certification
   -------

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

   Signatures:
   -----------

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

   February 14, 1997
   ---------------------------
   Date

   AMSOUTH BANCORPORATION



   By: /s/ Carl L. Gorday
       --------------------
       Signature

   Carl L. Gorday, Assistant Secretary
   -----------------------------------
   Name/Title
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CUSIP No. 743674-10-3                13G                Page 7 of 9 pages


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



   February 14, 1997
   ------------------------
   Date



   AMSOUTH BANK OF ALABAMA



   By: /s/ Carl L. Gorday
       --------------------
       Signature


   Carl L. Gorday, Vice President
   ------------------------------
   Name/Title